Exhibit 10.1

May 19, 2017

Re:	Offer of Employment with Invitae Corporation

Dear Shelly:

It is my great pleasure to invite you to join the Invitae team. The terms of our offer are as follows:

1.     Duties.     You will be responsible for leading the Finance function, including the controllership, financial planning and analysis, and reporting. In addition, you will play a leading role in capital formation, corporate development, and investor relations. You will also act strategically and proactively as a member of Invitae’s management team, and perform any general duties that may arise as we build Invitae into a leading genetics information company. Of course, as Invitae’s business evolves, your job responsibilities will also likely change. During your employment, you will devote your best efforts and your full business time, skill and attention to your Invitae job duties.

2.     Salary.     Invitae will pay you a base salary of $425,000 per year, less all deductions and withholdings that apply. We will pay you according to Invitae’s standard payroll practices, as they may change from time to time. The company may modify your compensation during the course of your employment.

3.     Equity.     Invitae will grant you an stock option to purchase 44,000 ISO shares of common stock, an option to purchase 56,000 non-qualified shares of common stock, and in addition 45,000 restricted stock units (RSUs) granted on your start date. The stock option will vest over a 4-year period and the RSUs will vest over a 3-year period, both subject to the terms and conditions of Invitae’s stock plan and the applicable stock award agreements. The grant of these shares is subject to Board approval. The exercise price per share will be equal to the price of the common stock on the date of your first day of employment.

4.     Benefits.     You will be eligible to participate in Invitae-sponsored medical and other employee benefits programs. For additional information on Invitae’s benefits package, please refer to the Employee Benefits summary enclosed with this letter. We will provide further details at your New Hire Orientation, to be scheduled

Shelly Guyer

May 19, 2017

soon after your first day on the job. The company may, from time to time, change these benefits.

5.     Background Check.     This offer of employment is contingent upon satisfactory results of a background check to be performed pursuant to your written authorization.

6.     Confidentiality Agreement.     As a condition of your employment, you will be expected to sign the company’s standard Proprietary Information and Inventions Agreement.

7.     At-Will Employment.     Your employment Invitae will be “at will.” This means that either you or Invitae may terminate your employment at any time, with or without cause. Any contrary representations or agreements which may have been made to you are superseded by this offer letter. The “at will” term of your employment can only be changed in a writing signed by you and Invitae.

8.     Arbitration.     To provide for prompt and cost-effective resolution of any disputes that may arise, you and Invitae agree that any and all disputes, claims, or demands arising out of or relating to your employment with Invitae will be resolved, to the fullest extent legally permitted, by final, binding and confidential arbitration in San Francisco, California, conducted before a single neutral arbitrator selected and administered according to the commercial arbitration rules of JAMS, Inc. By agreeing to this arbitration procedure, you and Invitae waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding in any jurisdiction. You will have the right to be represented by legal counsel at any arbitration proceeding, at your expense. Invitae will pay the arbitration fee. Nothing in this offer letter is intended to prevent either you or Invitae from obtaining injunctive relief in court to prevent irreparable harm either before or after the conclusion of any arbitration.

9.     Miscellaneous.     This letter states the complete and exclusive terms and conditions of your offer and supersedes any other agreements, whether written or oral. By joining Invitae, you are agreeing to abide by all Invitae policies and procedures as they are established. The terms of this offer and your employment with Invitae will be governed in all aspects by the laws of the State of California. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

Shelly Guyer

May 19, 2017

We look forward to having you join us on or before June 26. If you wish to accept this offer under the terms and conditions described above please sign and date this letter and return it to me by May 22, 2017. If you have any questions about the terms of this offer, please contact me at any time.

Best Regards,

/s/ Sean George

Sean George

Invitae Corporation

I have read this offer letter. I understand and agree to its terms.

/s/ Shelly Guyer
Shelly Guyer
Date: May 22, 2017
Start Date: June 12, 2017